Exhibit 10.1

ADVANCED DRAINAGE SYSTEMS, INC.

Executive Employment Agreement

November 9, 2015

This Executive Employment Agreement (this “Agreement”) is entered into effective as of the date set forth above (the “Effective Date”) by and between ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Company”), and SCOTT A. COTTRILL (the “Executive”).

Background

A. The Executive desires to be employed with the Company and serve as an officer of the Company in the capacity of Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company; and

B. The Company and the Executive desire to enter into this Agreement to govern the terms and conditions of the Executive’s employment with, and service as an officer of, the Company.

Statement of Agreement

In consideration of the promises and mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.

Section 1. Employment and Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of this Agreement is effective for a period commencing on the Effective Date and continuing through the close of business on March 31, 2018 (the “Initial Period”), subject to earlier termination as provided in Section 9. Beginning on January 1, 2018 and each January 1 thereafter (each such January 1, a “Renewal Date”), the then remaining term of this Agreement shall be extended automatically without further action or notice by either party hereto for an additional one (1) year period (each such additional one (1) year period, a “Renewal Period”) unless and until terminated as provided in Section 9. As used in this Agreement, the term “Employment Period” means the Initial Period and each Renewal Period (if any) until terminated as provided in Section 9.

Section 2. Capacities and Duties. During the Employment Period, the Executive shall be employed as an Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and/or in such other capacities as are mutually agreed to by the Company and the Executive. The Executive shall have the duties and responsibilities incumbent with the offices and positions with the Company held by the Executive, including such specific duties and responsibilities consistent with such offices and positions as the Board or Chief Executive Officer of the Company may reasonably establish from time to time. The Executive shall report and be accountable to the Chief Executive Officer of the Company. The Executive further agrees to serve without additional compensation as an officer and/or director (or in other equivalent positions) of any of the Company’s affiliates, if elected or appointed, during the Employment Period.

Section 3. Performance Covenants. The Executive accepts the employment described in Section 2 and agrees to devote his full working time and efforts (except for absences due to illness and vacations) to the business and affairs of the Company and its affiliates and the performance of the aforesaid duties and responsibilities. However, nothing in this Agreement shall preclude the Executive from devoting a reasonable amount of his time and efforts to civic, community, charitable, professional and trade association affairs and matters, provided the nature and extent of such affairs and/or matters do not unduly detract from the performance of the Executive’s duties for the Company.

Section 4. Compensation. For the Executive’s services as an employee of the Company under this Agreement, the Company shall pay to the Executive the compensation hereinafter provided in this Section 4 at the times and in the manners provided below.

(a) Base Salary. The Executive shall be paid a base salary at an annual rate of Four Hundred Fifty-Five Thousand Dollars ($455,000). The Executive shall be entitled from time to time to such increases in base salary, if any, as the Company may determine in its discretion. The Executive’s performance and base salary shall be reviewed at least annually by the Company and shall not be decreased unless such decrease is commensurate with a reduction in base salary of the Executive Staff after consultation with the Executive. The base salary shall be paid in periodic installments in accordance with the normal payroll practices of the Company.

(b) Incentive Compensation. In addition to his base salary, the Executive shall be entitled to receive incentive compensation each fiscal year of the Company in accordance with the then-current incentive compensation plans and programs of the Company or any modified and/or new incentive compensation plans and programs of the Company approved by the Board and implemented by the Company which are available to or for members of management of the Company. Any such incentive compensation amounts shall be paid at the times and in the manner provided for in such incentive compensation plans and programs of the Company; provided, however, that all such amounts shall be paid on or before the 15th day of the third month following the end of the fiscal year for which such incentive compensation was earned.

Section 5. Benefit Plans; Equity Incentive Plans; and Vacation Benefits. The below provisions apply with respect to benefit plans, equity incentive plans and vacation benefits.

(a) Benefit Plans. The Executive shall be entitled to participate in such benefit plans as may, from time to time during the Employment Period, be provided to members of the Executive Staff (collectively, the “Benefit Plans”) and on terms generally consistent with those provided to other members of the Executive Staff. The Benefit Plans currently include for the Executive the Company’s ESOP, tax-qualified 401(k) profit sharing retirement plan, long-term disability plan, life insurance plan, accidental death and dismemberment plan, medical program, and automobile program.

(b) Equity Incentive Plans. The Executive shall be entitled to participate in the Stock Plan, the Option Plan and other future equity incentive plans as may, from time to time during the Employment Period, be provided to members of management of the Company (the Stock Plan, the Option Plan and such other plans, “Equity Incentive Plans”), subject to the terms of any such Equity Incentive Plans and any agreements (such as Restricted Stock Agreements and Option Agreements) entered into by the Company and the Executive in connection with awards or grants thereunder.

(c) Vacation Benefits. The Executive shall be entitled to paid vacation during each fiscal year of the Company in accordance with the vacation policies of the Company in effect for the Executive Staff from time to time.

Section 6. Payment or Reimbursement of Expenses. The below provisions apply with respect to payment or reimbursement of expenses incurred by the Executive.

(a) Expenses Generally. The Company shall pay or reimburse the Executive for reasonable expenses paid or incurred by the Executive on behalf of the Company in connection with and reasonably necessary for the rendering of his services to the Company hereunder, including expenses for travel, convention and seminar attendance, business entertainment and similar items. Additionally, the Company shall pay or reimburse the Executive for club dues, professional association membership fees and other similar items approved in accordance with the Company’s policies with respect thereto.

(b) Reimbursement Procedures. All reimbursements made pursuant to this Section 6 shall be made as promptly as practicable after the Executive has submitted to the Company vouchers or reports for such expenditures in such reasonable detail and with such supporting receipts and other evidence of expenditures as the Company typically requires for such purposes.

(c) Reimbursement Compliance with Section 409A. Notwithstanding the provisions of Section 6(a) and Section 6(b) and of any policy of the Company to the contrary:

(i) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, provided that this clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Section 7. Company-Owned Life Insurance. Intentionally omitted.

Section 8. Protective Provisions. The below provisions apply for the protection of the Company.

(a) Nondisclosure of Confidential Information. As used herein, the term “Confidential Information” means all information (i) relating to the Company and/or its affiliates of a confidential or non-public nature, including without limitation all data, technology, inventions, discoveries, processes, techniques, trade secrets, formulae, results of investigations and experiments, marketing, production, pricing, buying and sales information, customer lists and other customer information relating to the Company and/or its affiliates, which have been disclosed to the Executive or developed or otherwise obtained by the Executive during his employment with the Company or (ii) relating to third parties of a confidential or non-public nature disclosed to the Executive during his employment with the Company to the extent the Company or any of its affiliates remains subject to confidentiality or use restrictions in favor of a third party with respect to such information other than (iii) any information that is or becomes within the public domain, other than through a breach of this Agreement.

The Executive acknowledges that Confidential Information is and shall remain the property of the Company. The Executive shall not, either during or after his employment with the Company, except in connection with his employment with the Company, disclose any Confidential Information to any Person unless required to do so by applicable law or any governmental authority. Upon request of the Company, at any time during the course of his employment with the Company, upon termination of his employment with the Company or thereafter, the Executive shall promptly return to the Company all records relating to Confidential Information in whatever form they exist, and by whomever prepared, which are then in his custody, possession and/or control.

(b) Covenant Not to Compete. The Executive shall not, except as the Executive engages in such activities on behalf of the Company and/or its affiliates, either during his employment with the Company or at any time within a period of two (2) years following the termination of his employment with the Company (such period of employment and post-employment period of two (2) years together, the “Restricted Period”), without the prior written consent of the Company, either individually or in conjunction with any other Person, in any capacity, directly or indirectly: (i) in the United States, Canada, or Mexico or in any other country in which the Company or any of its affiliates has a facility or has contracted with others to manufacture products or is included in the exclusive territory of a joint venture of the Company or any of its affiliates, carry on, be engaged in, be employed by, be financially interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be utilized by any Person engaged in, any business similar to or competitive with any business now, or at any time during the employment of the Executive, carried on by the Company or any of its affiliates; (ii) induce or solicit or attempt to induce or solicit any party to any contract with the Company or any of its affiliates to breach, terminate or cease to perform under such contract; and/or (iii) solicit, divert or pursue or attempt to solicit, divert or pursue any existing business of the Company or any of its affiliates or any prospective business or opportunity which is then being actively considered, planned, developed, contemplated or pursued by the Company or any of its affiliates. Notwithstanding the provisions of this Section 8(b) to the contrary, the Executive’s ownership of equity securities of a Person shall not constitute a breach of Section 8(b)(i) if (A) such securities are traded on a national securities exchange, (B) such ownership is passive and (C) the total amount of such securities beneficially owned by the Executive does not exceed 1% of the total amount of such securities outstanding.

(c) Covenant Not to Interfere. During the Restricted Period, the Executive shall not induce or solicit or attempt to induce or solicit any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates or otherwise interfere with any such relationship.

(d) Remedies. If the Executive breaches any of his covenants and agreements contained herein, then the Company and/or its affiliates shall have the right to enforce any legal or equitable remedy that may be available to the Company and/or its affiliates, including without limitation preliminary and permanent injunctive relief and an accounting for all profits and benefits resulting from the activities constituting such breaches. The Executive acknowledges that any breach of such covenants or agreements hereunder would cause irreparable injury to the Company. This Agreement is intended to limit disclosure of Confidential Information and competition by the Executive to the maximum extent permitted by law. If it is finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any restriction contained in this Agreement is too extensive to be legally enforceable, then the parties agree that the scope and duration of such restriction shall be the maximum scope and duration which shall be legally enforceable (but in no event shall such scope and/or duration exceed the scope and/or duration expressly provided for in this Agreement), and the Executive hereby consents to the enforcement of such restriction as so modified. The restrictions placed upon the Executive under this Agreement are supplemental to any statutory or common law obligations that may exist or arise out of the relationship between the parties or this Agreement.

(e) Acknowledgments and Agreements by Executive. The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees the same are reasonable with respect to time and territory, are designed to preclude competition which would be unfair to the Company, are fully required to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment to the Executive. The Executive further agrees to waive any objection to or defense in respect of the geographical scope and duration of the restriction on competition as set forth in this Section 8.

(f) Survival of Provisions. The provisions of this Section 8 shall survive termination of this Agreement and the Executive’s employment with the Company.

Section 9. Termination. The Executive’s employment with the Company and this Agreement shall terminate effective upon the first to occur of the following:

(a) By Company at End of Employment Period. The last day of the Initial Period, or the last day of any Renewal Period thereafter, if the Company shall have notified the Executive prior to the next Renewal Date of the Company’s election not to have the Employment Period automatically renew for the next Renewal Period.

(b) Cause. A date specified by the Company by notice to the Executive for Cause. For purposes of this Agreement, “Cause” means: (i) the Executive’s substantial and material non-performance of his duties, continued, willful insubordination or other willful and material failure to adhere to any policy of the Company or any of its affiliates, if the Executive has been given written notice of such non-performance, insubordination or failure and the Executive fails to cure such non-performance, insubordination or failure within thirty (30) days after receipt of such notice; (ii) the willful misappropriation (or attempted willful misappropriation) of any of the funds or property of the Company or any of its affiliates; or (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, (A) a felony, (B) the equivalent thereof, (C) any other crime with respect to which active imprisonment is imposed, or (D) any other crime involving theft, willful misappropriation, embezzlement, fraud or dishonesty.

(c) Death. The death of the Executive (in which case the Employment Termination Date shall be the date of death).

(d) Disability. The occurrence of any Disability of the Executive (in which case the Employment Termination Date shall be the date of Disability).

(e) By Executive at End of Employment Period. The last day of the Initial Period, or the last day of any Renewal Period thereafter, if the Executive shall have notified the Company prior to the next Renewal Date of the Executive’s election not to have the Employment Period automatically renew for the next Renewal Period.

(f) Company Breach. A date specified by the Executive by notice to the Company upon a breach by the Company of any of its material covenants or agreements contained in this Agreement if (i) such breach is not cured by the Company within thirty (30) days after being given notice of such breach by the Executive and (ii) such notice by the Executive to the Company is given to the Company within thirty (30) days following the Executive obtaining knowledge of the occurrence of such breach.

(g) Mutual Agreement. A date mutually agreed to in writing by the Company and the Executive.

(h) By Executive for Good Reason. A date specified by the Executive by notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following occurring (without the Executive’s consent): (i) a material reduction by the Company in the Executive’s base salary, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all of the members of the Executive Staff; (ii) the taking of action by the Company which would adversely affect the

Executive’s ability to participate in any material Benefit Plan or Equity Incentive Plan or which materially reduces (without comparable replacement by another Benefit Plan or Equity Incentive Plan) the benefits under any material Benefit Plan or Equity Incentive Plan; (iii) the taking of action by the Company which would adversely affect the Executive’s ability to participate in or materially reduces the maximum potential incentive compensation available to the Executive under any material incentive compensation plan or program of the Company when compared with historical maximum incentive compensation levels available to the Executive under such incentive compensation plan or predecessor incentive compensation plans; (iv) the assignment of the Executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date; or (v) the assignment of the Executive to a primary work location (A) outside the United States or (B) at which (I) neither the Company nor any of its affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the Executive to perform his duties and responsibilities to the Company is materially impaired (when compared with the primary work location of the Executive immediately prior to such assignment).

Within forty-five (45) days of Executive’s knowledge of the initial existence of a condition set forth above (“Condition”) (or the date on which Executive reasonably would be expected to have knowledge of the initial existence of the Condition), Executive must provide notice to the Company of the existence of the Condition, and the Company shall have forty-five (45) days following receipt of such notice to cure the Condition. If the Condition is cured within forty-five (45) days following such notice, Executive is not entitled to any payment as the result of a termination of employment based on that occurrence of the circumstances that would otherwise constitute Good Reason. If the Condition is not cured within forty-five (45) days following such notice, Executive may resign from employment for Good Reason.

(i) By Executive for No Reason or Other Reason. A date specified by the Executive by notice to the Company for either no reason or for any reason other than a reason specified above, provided the Executive gives the Company at least ninety (90) days’ notice of such termination (in which case the Employment Termination Date shall be the date specified in such notice or, in the absence thereof, such date as is ninety (90) days after the Executive gives such notice). The Company in its sole discretion may waive all or any portion of such notice period (in which case the Employment Termination Date shall be the date mutually agreed to in writing by the Company and the Executive).

(j) By Company for No Reason or Other Reason. A date specified by the Company by notice to the Executive for either no reason or for any reason other than a reason specified above.

Any notice of termination by either party given under this Section 9 shall clearly state that the terminating party elects to terminate the Executive’s employment with the Company and upon which subsection of this Section 9 such party is relying as the basis for such termination.

If the Executive’s employment with the Company is terminated under this Section 9, then the Executive shall have no obligation or duty to be employed with the Company or any of its affiliates in any capacity; and neither the Company nor any of its affiliates shall have any obligation to employ the Executive in any capacity. On or before the Employment Termination Date, the Executive shall return to the Company all property of the Company and any of its affiliates in the Executive’s possession.

Section 10. Payments and Benefits and Other Termination/Severance Matters.

(a) Termination/Severance Payments. The Company shall pay to the Executive, at the times specified in this Section 10(a), the amounts provided below upon termination of the Executive’s employment with the Company.

(i) In all events, the Company shall (A) pay to the Executive the Executive’s unpaid base salary in cash through the Employment Termination Date at the Executive’s then effective base salary rate and (B) reimburse the Executive for all expenses paid or incurred by the Executive for which the Executive is entitled to reimbursement by the Company pursuant to Section 6 that remain outstanding as of the Employment Termination Date.

(ii) If the Executive’s employment with the Company has terminated pursuant to:

(A) Section 9(a), Section 9(c), Section 9(d), Section 9(f), Section 9(h) or Section 9(j); or

(B) Section 9(e) and on or before the Employment Termination Date the Executive shall have attained the age of sixty-five (65) years,

then (I) from the Employment Termination Date and for the Severance Payment Period, the Company shall continue to pay to the Executive his base salary in cash at the Executive’s then effective base salary rate and (II) after the conclusion of the Fiscal Year of Termination, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the Prorated Bonus; provided however that, if the Executive’s employment with the Company has terminated pursuant to Section 9(d), the continued payments of base salary pursuant to subsection (I) of this Section 10(a)(ii) shall be reduced by the proceeds actually paid to the Executive under any disability insurance policies maintained by the Company for the benefit of the Executive.

(iii) If the Executive’s employment with the Company has terminated pursuant to Section 9(e) but the Executive has not attained the age of sixty-five (65) years on or before the Employment Termination Date, then after the conclusion of the Fiscal Year of Termination, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the Prorated Bonus.

Payment of any base salary pursuant to the above provisions shall be made at the same time as it would have been made had the Employment Period continued in effect. Payment of any Prorated Bonus pursuant to the above provisions shall be made at the same time that members of the Executive Staff are paid annual incentive compensation amounts from the Executive Staff Bonus Plan upon which such Prorated Bonus is based but in no event later than the 15th day of the third month following the end of the fiscal year to which the applicable Executive Staff Bonus Plan relates. It is intended that each installment of the payments provided under this Section 10(a) shall be treated as a separate payment for purposes of Section 409A, and that neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under this Section 10 are in the nature of severance payments, liquidated damages and/or consideration for the covenants set forth in Section 8 of this Agreement, and are not in the nature of a penalty).

(b) Benefit Plans; Equity Incentive Plans. All rights and benefits which the Executive or his estate or other beneficiaries may have under the Benefit Plans and/or Equity Incentive Plans of the Company in which the Executive shall be participating at the Employment Termination Date shall be determined in accordance with such plans and any agreements entered into by the Company and the Executive in connection therewith or with awards thereunder.

(c) Section 409A Compliance. It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A shall be paid and provided in a manner, at such time, and in such form, as complies with the applicable requirements of Section 409A, including without limitation the requirement that such payment or benefit may only be provided in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, or separation from service from the Company and its affiliates as defined for purposes of Section 409A), in order to avoid the unfavorable tax consequences associated with non-compliance therewith. Accordingly, with regard to the provision of any payment or benefit hereunder, the following shall apply:

A. Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A (including any transition or grandfather rules thereunder); provided, however, that before the Company may take any of such actions, the Company shall provide notice to Executive reasonably in advance of such actions explaining the basis for its determination that such actions are necessary and appropriate.

B. If Executive is a specified employee for purposes of Section 409A(a)(2)(B)(i), any payment or provision of benefits that is nonqualified deferred compensation subject to Section 409A and that is made in connection with a separation from service payment event (as determined for purposes of Section 409A) shall not be paid prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s separation from service or (y) the date of Executive’s death (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

C. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments of deferred compensation based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

D. No payment shall be made to the Executive pursuant to Section 10 of this Agreement with respect to any period subsequent to the Employment Termination Date unless and until the Executive’s termination of employment shall constitute a “separation from service” as such term is defined for purposes of Section 409A and, for purposes of determining the time of any such payment, all references to termination of employment herein shall be construed to mean the date of Executive’s separation from service.

(d) Certain Termination/Severance Payments Conditioned Upon Executive’s Release of Claims. The Executive’s right to receive any of the termination/severance payments provided for in subsection (I) of Section 10(a)(ii) is expressly conditioned upon, and the Company will be obligated to provide the Executive with such termination/severance payments only upon, the execution and delivery to the Company by the Executive of a release in substantially the form of Exhibit A. Such release must be executed by the Executive no less than thirty (30) days after the Employment Termination Date and payments to the Executive of the compensation or benefits hereunder shall commence within forty-five (45) days after the Employment Termination Date; provided that if such forty-five (45) day period begins in one calendar year and ends in another calendar year, payment shall always be made (or commence) in the second calendar year.

(e) Resignation of All Other Positions. To the extent applicable, the Executive’s termination of employment with the Company, for whatever reason, shall also result in the Executive’s resignation or termination, effective as of the Employment Termination Date, from any and all officer and/or director positions (or other equivalent positions) with the Company and any and all of its affiliates. The Executive agrees to cooperate in taking any steps that may be necessary or advisable to effectuate the purpose of this Section 10(e).

(f) General Unsecured Creditor Status. All amounts payable in accordance with this Agreement shall constitute general unsecured obligations of the Company, and the Executive shall have only the rights of a general unsecured creditor of the Company with respect to any such payments.

Section 11. Indemnification. As of the date of this Agreement, the Executive and the Company are entering into the Indemnification Agreement, which Indemnification Agreement shall remain in full force and effect following the execution and delivery of this Agreement.

Section 12. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. Any action for breach of, or to enforce, the terms of this Agreement shall be tried in, and only in, the Court of Common Pleas of Franklin County, Ohio or such federal district court in Ohio having jurisdiction thereof, and the parties hereby consent to jurisdiction and venue in such courts.

Section 13. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other party, assign or transfer this Agreement or any rights or obligations hereunder, except as and to the extent set forth below.

(a) The Company may unilaterally assign its rights and obligations under this Agreement to any successor to the Company’s rights and obligations hereunder as a result of any change in control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the Company’s business and/or assets and the Executive shall continue to be bound by the terms and conditions of this Agreement; provided, however, that, if any such successor fails, prior to or concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than ninety (90) days after such succession occurs, to terminate the Executive’s employment with the Company under Section 9(f) as though such failure was a breach by the Company of a material covenant or agreement of the Company contained in this Agreement.

(b) If the Executive should die while any amounts are payable to him under this Agreement, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Beneficiary and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Beneficiary.

Without limiting the foregoing, (i) the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than (A) a transfer by the Executive’s designation of any Beneficiary in accordance with the provisions of this Agreement or (B) a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred, and (ii) to the extent assignment of a party’s rights or obligations under this Agreement is permitted under this Agreement or otherwise given effect by applicable law, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties.

As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in Section 13(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 14. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or to such other person or addresses as shall be given by notice of any party.

Section 15. Waiver; Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 16. Severability. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. Without limiting Section 8(d), if and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof.

Section 17. Definitions. As used herein, the following terms shall have the meanings set forth below.

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficiary” means any Person or Persons who are designated by the Executive on a form acceptable to the Company to receive payment of any amounts payable under this Agreement on the death of the Executive; and, unless the Executive has so designated such Person or Persons, his designated beneficiary for any death benefits under this Agreement shall be deemed to be the Person or Persons in the first of the following classes in which there is or are any Person or Persons who survive the Executive: (a) his spouse at the time of his death; (b) his lineal descendants, per stirpes; and (c) his estate.

“Benefit Plans” has the meaning set forth in Section 5(a).

“Board” means the board of directors of the Company.

“Bonus” means the payment amount earned in accordance with the Executive Staff Bonus Plan.

“Cause” has the meaning set forth in Section 9(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto and as further provided in Section 13.

“Confidential Information” has the meaning set forth at Section 8(a).

“Disability” means the total and permanent disability of the Executive, which shall be deemed to have occurred on the date of the certification to the Company by a physician approved by the Company that the Executive is so mentally or physically disabled as to be incapable of engaging in, and performing the material duties of, the Executive’s employment position provided for in Section 2 and Section 3 and that such disability is likely to be permanent.

“Effective Date” has the meaning set forth in the preamble hereto.

“Employment Period” has the meaning set forth in Section 1.

“Employment Termination Date” means the date of the termination of the Executive’s employment with the Company as provided in Section 9.

“ESOP” means the Company’s tax-qualified employee stock ownership plan.

“Equity Incentive Plans” has the meaning set forth in Section 5(b).

“Executive” has the meaning set forth in the preamble hereto.

“Executive Staff” means the executive officers of the Company appointed from time to time by the Board.

“Executive Staff Bonus Plan” means the then-current incentive compensation plan of the Company under which the Executive Staff receives bonus payments.

“Fiscal Year of Termination” means the fiscal year of the Company in which the Employment Termination Date occurs.

“Good Reason” has the meaning set forth in Section 9(h).

“Indemnification Agreement” means that certain Indemnification Agreement between the Company and the Executive dated as of the date of this Agreement.

“Initial Period” has the meaning set forth in Section 1.

“Option Plan” means the Amended 2000 Incentive Stock Option Plan of the Company and the 2013 Stock Option Plan of the Company, together with any successor plan thereto.

“Option Agreements” means Incentive Stock Option Agreements, Non-Qualified Stock Option Agreements or other written option agreements entered into by the Company and the Executive in connection with grants under the Option Plan, as amended from time to time.

“Person” means any individual, legal entity, partnership, estate, trust, association, organization or governmental body.

“Prorated Bonus” means the product of (a) the Bonus for the fiscal year of Termination multiplied by (b) a fraction the numerator of which is the number of days occurring during the Fiscal Year of Termination prior to the Employment Termination Date and the denominator of which is the number three hundred sixty-five (365).

“Renewal Date” has the meaning set forth in Section 1.

“Renewal Period” has the meaning set forth in Section 1.

“Restricted Period” has the meaning set forth in Section 8(b).

“Restricted Stock Agreements” means Restricted Stock Agreements entered into by the Company and the Executive in connection with awards under the Stock Plan, as amended from time to time.

“Section 409A” means Section 409A of the Code and corresponding regulations and guidance issued thereunder.

“Severance Payment Period” means the period of eighteen (18) consecutive calendar months immediately following the Employment Termination Date.

“Stock Plan” means the 2008 Restricted Stock Plan of the Company or any successor plan thereto.

“Successor Entity” means any successor entity to the Company in a merger of the Company, in a sale of all or substantially all of the assets of the Company or in any other such transaction involving the Company.

Section 18. Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. In this regard, the following shall not be considered to be pertaining to the same subject matter as this Agreement and accordingly shall be unaffected by this Section 18 and continue in full force and effect: (a) the Indemnification Agreement; and (b) agreements between the Company and the Executive relating to any Equity Plan and/or Benefit Plan (including, as applicable, any Restricted Stock Agreements and Option Agreements). This Agreement may not be modified, changed or amended except in a writing signed by each of the parties. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement effective as of the Effective Date.

Company:		Executive:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Joseph A. Chlapaty	/s/ Scott A. Cottrill
Name:	Joseph A. Chlapaty	Name:	Scott A. Cottrill
Title:	Chairman & CEO	Address:
Address:	4640 Trueman Boulevard
Hilliard, OH 43026

EXHIBIT A

Release

This Release (this “Release”) is entered into by SCOTT A. COTTRILL (the “Executive”) in favor of ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation [or any successor “Company” pursuant to Section 13 of the Employment Agreement (as defined below)] (the “Company”) and the other Releasees set forth below.

Background

A. The Executive has been employed by the Company pursuant to the Executive Employment Agreement between the Executive and the Company dated as of November 9, 2015 (the “Employment Agreement”);

B. The Executive’s employment with the Company and the Employment Agreement have terminated, or are being terminated in connection with the execution and delivery of this Release, [pursuant to Section 9(a), Section 9(c), Section 9(d), Section 9(f), Section 9(h) or Section 9(j) of the Employment Agreement / pursuant to Section 9(e) of the Employment Agreement and the Executive has attained or will on or before the Employment Termination Date attain the age of sixty-five (65) years]; and

C. Section 10(d) of the Employment Agreement conditions the right of the Executive to receive the applicable termination/severance payments provided for in subsection (I) of Section 10(a)(ii) of the Employment Agreement with respect to such termination (the “Severance”) on the Executive’s execution and delivery to the Company of this Release.

Statement of Agreement

In consideration of, and as a condition to, the Executive’s right to receive the Severance, the Executive agrees as set forth below.

Section 1. Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

Section 2. Release of Claims. The Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, forever releases (a) the Company, (b) each of the affiliates of the Company, (c) each of the current and former officers and directors (and individuals in other equivalent positions) of the Company and/or any affiliate of the Company and (d) each of the employees, attorneys, agents and insurers of the Company and/or any affiliate of the Company (collectively, “Releasees”) from all claims relating to (i) the Executive’s employment with the Company and/or the termination of such employment, (ii) the Employment Agreement and/or the termination of the Employment Agreement and/or (iii) the Executive’s status as, or relationship or dealings with any Releasee in the Executive’s capacity as, a stockholder, officer or director (or in other equivalent positions) of the Company or any of its affiliates arising in whole or in part from events occurring prior to the Employment Termination Date that the Executive now has or may have or that the Executive may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort (each

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such claim, a “Released Claim”), including but not limited to claims under the internal policies and procedures of the Company or any of its affiliates and the Age Discrimination in Employment Act, as amended. The Executive hereby waives all rights to assert a claim for relief available under the Age Discrimination in Employment Act, as amended, and other applicable laws, including but not limited to relief in the form of attorney fees, damages, reinstatement, back pay, or injunctive relief. The Executive further covenants not to bring suit or otherwise institute legal proceedings against any of the Releasees for any Released Claim. Provided, however, that the terms of this Release shall not extend to the Executive’s rights to: (A) receive post-termination benefits as may be owed him under the Employment Agreement; (B) receive benefits and/or awards under the Company’s incentive plans, including without limitation all such restricted stock and stock options to which he may be entitled pursuant thereto or pursuant to the terms of any such award agreements; (C) participate in the Company’s medical and dental benefits plans under and pursuant to COBRA; (D) receive indemnification and advancement of expenses for actions or omissions occurring prior to the Employment Termination Date; and (E) conversion rights as provided under the terms of any Company-sponsored benefit plan.

Section 3. Review of Release by Executive.

(a) The Executive has been advised to consult with an attorney before executing this Release.

(b) The Executive has been given at least 21 calendar days after receipt of this Release (the “Consideration Period”), if he so desires, to consider this Release before signing it. If the Executive signs this Release, the date on which he signs this Release will be the “Execution Date.” If not signed by the Executive and returned to the Company so that it is received no later than the end of the Consideration Period, this Release will not be valid. In the event the Executive executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c) The Company and the Executive agree that this Release will not become effective until 7 calendar days after the Execution Date and that the Executive may, within 7 calendar days after the Execution Date, revoke this Release in its entirety by written notice to the Company. If written notice of revocation is not received by the Company by the 8th calendar day after the execution of this Release by the Executive, this Release will become effective and enforceable on that day.

Section 4. Miscellaneous. This Release shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. This Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the Executive.

The Executive represents and agrees that he has fully read and understands the meaning of this Release, has had the opportunity to consult with legal counsel of his choosing, and is voluntarily entering into this Release with the intention of giving up all claims against the Company and other Releasees.

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IN WITNESS WHEREOF, the Executive has executed this Release on the Execution Date set forth below.

Executive:

Name:	Scott A. Cottrill

Execution Date:

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